                                                                    EXHIBIT 20.4

[WFS FINANCIAL LOGO]

23 PASTEUR
P.O. BOX 19733
IRVINE, CA 92613-9733
(949) 727-1000

January 28, 2000

Chase Manhattan Bank of Delaware           Moody's Investors Service, Inc.
1201 Market Street                         99 Church Street
Wilmington, Delaware 19801                 New York, NY 10007

Bankers Trust Company                      Standard & Poor's Ratings Services
4 Albany Street                            A division of McGraw-Hill, Inc.
New York, New York 10006                   25 Broadway
                                           New York, NY 10004
Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Re:   Annual Statement as to Compliance for
      WFS Financial 1999-B Owner Trust

Dear Sir or Madam:

                             OFFICERS' CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement ("Agreement") dated as of November 1, 1998, and to Section 3.09 of the Indenture ("Indenture"), dated as of the same date, the undersigned officers of WFS Financial Inc. (the "Master Service") certify that:

      (i) a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made such officers' supervision, and

      (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.


/s/  LEE A. WHATCOTT                      /s/   MARK OLSON
-------------------------------------     -------------------------------------
Lee A. Whatcott                           Mark Olson
Senior Executive Vice President & CFO     Senior Vice President & Controller


cc: A. Katz, Esq.